EXHIBIT 23.1
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  CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Waste Connections, Inc. 2004 Equity Incentive Plan of our report dated February 13, 2004, except for paragraph 1 of Note 16, as to which the date is March 2, 2004 and paragraph 2 of Note 16, as to which the date is March 3, 2004 with respect to the consolidated financial statements and schedule of Waste Connections, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Sacramento, California
July 28, 2004